Exhibit (h)(3)(i)

GMO SERIES TRUST

AMENDED AND RESTATED

SCHEDULE A

TO CONFORMING ADMINISTRATION AGREEMENT

DATED AS OF AUGUST 31, 2013

LIST OF GMO SERIES TRUST FUNDS

GMO Benchmark-Free Allocation Series Fund1

GMO Core Plus Bond Series Fund1

GMO Developed World Stock Series Fund1

GMO Emerging Countries Series Fund1

GMO Emerging Countries Debt Series Fund1

GMO Foreign Series Fund1

GMO Global Asset Allocation Series Fund1

GMO Global Equity Allocation Series Fund1

GMO International Bond Series Fund1

GMO International Core Equity Series Fund1

GMO International Equity Allocation Series Fund1

GMO International Growth Equity Series Fund1

GMO International Large/Mid Cap Value Series Fund1 GMO International Opportunities Equity Allocation Series Fund2

GMO Quality Series Fund1

GMO U.S. Core Equity Series Fund3

GMO U.S. Equity Allocation Series Fund1

GMO U.S. Growth Series Fund1

GMO U.S. Intrinsic Value Series Fund1

IN WITNESS WHEREOF, the parties hereto agree that by signing below the provisions of the Conforming Administration Agreement apply to each of the series of GMO Series Trust listed herein.

GRANTHAM, MAYO, VAN OTTERLOO & CO. LLC*

By:
Name:	J.B. Kittredge
Title:	General Counsel

*	This Agreement is executed on behalf of Grantham, Mayo, Van Otterloo & Co. LLC (GMO) by a duly authorized officer or other agent solely in his or her capacity as an authorized signatory, pursuant to delegated authority from GMO, and not individually. The obligations of or arising out of this Agreement are not binding upon any officer or other agent, partner, member or director of GMO individually, but are binding upon only GMO and its assets. A Certificate of Organization of GMO is on file with the Secretary of State of the Commonwealth of Massachusetts.

[1]	Effective November 22, 2011.
[2]	Effective August 31, 2013.
[3]	Effective August 23, 2011.

STATE STREET BANK AND TRUST COMPANY

By:
Name:	Michael F. Rogers
Title:	Executive Vice President